Exhibit 12

Morgan, Lewis & Bockius LLP One Federal Street Boston, Massachusetts 02110-1726 Tel. +1.617.341.7700 Fax: +1.617.341.7701 www.morganlewis.com

December 4, 2015

Transamerica Funds

4600 S. Syracuse Street, Suite 1100

Denver, Colorado 80237

Transamerica Income Shares, Inc.

4600 S. Syracuse Street, Suite 1100

Denver, Colorado 80237

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of December 4, 2015, by and among Transamerica Funds, a Delaware statutory trust (the “Trust”), on behalf of its series Transamerica Flexible Income (the “Acquiring Fund”), and Transamerica Income Shares, Inc., a Maryland Corporation (the “Acquired Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates the acquisition of all of the Assets of the Acquired Fund by the Acquiring Fund in exchange solely for (a) the assumption by the Trust, on behalf of the Acquiring Fund, of the Liabilities of the Acquired Fund and (b) the issuance and delivery by the Trust, on behalf of the Acquiring Fund, to the Acquired Fund, for distribution, in accordance with paragraph 1.3 of the Agreement, to the Acquired Fund Shareholders pro rata with respect to the Acquired Fund Shares in complete redemption of the Acquired Fund Shares and in complete liquidation of the Acquired Fund, of the number of full and fractional Acquiring Fund Shares corresponding to the Acquired Fund Shares determined by dividing the value of the Acquired Fund’s net assets by the net asset value of one Acquiring Fund Share (such acquisition, assumption, issuance and delivery, and distribution is referred to herein as the “Transaction”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Prospectus/Proxy Statement relating to the Transaction, dated September 1, 2015, and related documents (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

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Transamerica Funds

Transamerica Income Shares, Inc.

December 4, 2015

Page Two

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Acquired Fund and the Trust, on behalf of the Acquiring Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction (and that any such representations made “to the best knowledge of”, “to the knowledge of”, or “in the belief of”, or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, with respect to the Transaction, we are of the opinion that, for United States federal income tax purposes:

1.	The transfer to the Acquiring Fund of all of the Assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Trust, on behalf of the Acquiring Fund, of all of the Liabilities of the Acquired Fund, followed by the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders in complete liquidation of the Acquired Fund, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Acquiring Fund upon receipt of the Assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Trust, on behalf of the Acquiring Fund, of the Liabilities of the Acquired Fund.

3.	The tax basis in the hands of the Acquiring Fund of the Assets of the Acquired Fund will be the same as the tax basis of such Assets in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund upon the transfer.

Transamerica Funds

Transamerica Income Shares, Inc.

December 4, 2015

Page Three

4.	The holding period of each Asset in the hands of the Acquiring Fund, other than Assets with respect to which gain or loss is required to be recognized in the Transaction, will include the period during which the Asset was held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an Asset).

5.	No gain or loss will be recognized by the Acquired Fund upon the transfer of its Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Trust, on behalf of the Acquiring Fund, of the Liabilities of the Acquired Fund, or upon the distribution of the Acquiring Fund Shares by the Acquired Fund to the Acquired Fund Shareholders in complete liquidation, except for (A) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) any other gain or loss that may be required to be recognized (i) as a result of the closing of the Acquired Fund’s taxable year or (ii) upon the transfer of an Asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

6.	No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares solely for Acquiring Fund Shares as part of the Transaction.

7.	The aggregate tax basis of the Acquiring Fund Shares that each Acquired Fund Shareholder receives in the Transaction will be the same as the aggregate tax basis of his or her Acquired Fund Shares exchanged therefor.

8.	Each Acquired Fund Shareholder’s holding period for his or her Acquiring Fund Shares received in the Transaction will include the holding period for the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as capital assets on the date of the exchange.

Transamerica Funds

Transamerica Income Shares, Inc.

December 4, 2015

Page Four

This opinion is being delivered solely to you for your use in connection with the Transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP